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                                                                  EXHIBIT 10.7.1

                                    AGREEMENT


     This AGREEMENT is entered into May 26, 1998, by and between CARDIAC PATHWAYS CORPORATION, a California corporation with offices at 995 Benecia Avenue, Sunnyvale, California 94086 ("Pathways") and DIDECO S.P.A., a corporation organized under the laws of Italy with offices at Via Statale 12 Nord, 86, 41037 Mirandola (MO), Italy ("Distributor").

                                   BACKGROUND

     A. Pathways and Distributor entered into a certain Exclusive International Distributor Agreement effective as of June 23, 1994 (the "Distributor Agreement"), which each wishes now to terminate.

     B. Pathways and Distributor entered into a certain Loan Agreement effective as of June 23, 1994 and the attached Promissory Note dated June 27, 1994 (collectively, the "Loan"), which Pathways is willing to repay early.

NOW, THEREFORE, Pathways and Distributor agree as follows:

1.   The Distributor Agreement shall terminate effective as of May 26, 1998.

2. On May 26, 1998, Pathways shall pay to Distributor six million four thousand two hundred fifty dollars and no cents ($6,004,250.00), in full and complete repayment of all amounts due to Distributor with respect to the Loan.

3. Pathways will repurchase all inventory of Products purchased by Distributor from Pathways pursuant to the Distributor Agreement during the period from February 8, 1998 to May 8, 1998 which Distributor has not sold as of May 8, 1998 at a price equal to the price paid by Distributor for such Products less a 10% restocking charge. Distributor shall ship such Products F.O.B. its facility, using a carrier designated by Pathways. Pathways shall repay Distributor for such Products and the shipping and insurance costs associated therewith within ten days of receipt of the Products and any invoice therefore, provided, that such Products are undamaged and suitable for re-sale.

4. Pathways will repurchase the three (3) cooled radio frequency generators purchased by Distributor from Pathways for a total price of forty three thousand one hundred twenty five dollars ($43,125.00) (i.e., equal to the net price paid by Distributor depreciated using straight line depreciation over four (4) years), provided that such generators are undamaged and fully operable. Exhibit A sets forth a calculation of this amount.

5. Except with respect to the obligations created by, acknowledged, or arising out of this Agreement, the parties hereto (on behalf of themselves, their directors, officers, employees, agents, parents, subsidiaries and affiliates) release and absolutely and forever discharge one another and their respective directors, officers, employees, agents, and attorneys of and from

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     any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses, and causes of action, of every kind and nature whatsoever (each a "Liability"), which they now have, own or hold against one another relating to the matters described or referred to in the Distributor Agreement and/or Loan (except to the extent such Liability is subject to the provisions of Sections 4, 6, 9(f), (g), (i) or (j), 10, 11, 13 or 14 of the Distributor Agreement which provisions shall survive the termination of the Distributor Agreement).

     It is the intention of the parties hereto in executing this Agreement that this Agreement shall be effective among the parties as a full and final accord and satisfaction and release of liability in connection with the matters referred to herein.

     In furtherance of the intentions set forth in this Agreement, all parties hereto acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California, which provides in part as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     Each of the parties hereto waives and relinquishes any right or benefit which he or it has or may have under Section 1542 to the full extent that he or it may lawfully waive such rights and benefits pertaining to the matters referred to herein.

6. No provision of this Agreement may be modified or amended except expressly in a writing signed by both parties nor shall any terms be waived except expressly in a writing signed by the party charged therewith. This Agreement shall be governed in accordance with the laws of the State of California, without reference to rules of conflicts or choice of laws.

     IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the date indicated on this Amendment.

Cardiac Pathways Corporation           Dideco S.P.A.


By: /s/ William N. Starling            By: /s/ Wayne C. Krachun
    -------------------------------        -------------------------------
Name: WILLIAM N. STARLING              Name: WAYNE C. KRACHUN
     ------------------------------          -----------------------------
Title: CEO                             Title: Attorney-in-Fact
      -----------------------------           ----------------------------

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                                    EXHIBIT A
                          COOLED RF GENERATOR PURCHASES

                                                 Depreciation
                                                   Based on       Net Book
Serial No.        Price            Date          4 Year Life        Value
----------      ----------       ---------       ------------     ---------
102242          $15,000.00       12/27/95        $ 8,750.00       $ 6,250.00
102252          $15,000.00       12/27/95        $ 8,750.00       $ 6,250.00
112132          $30,000.00        9/29/95        $19,375.00       $10,625.00
Upgrades        $30,000.00       12/31/96        $10,000.00       $20,000.00

                $90,000.00                       $46,875.00       $43,125.00
                                                                  ----------
